Exhibit 99.1

Press Release

Westborough Financial Services, Inc. Reports Earnings for
Three-months ended December 31, 2005

WESTBOROUGH, Mass.--(BUSINESS WIRE)-January 26, 2006 -- Westborough Financial Services, Inc., (the "Company") (OTCBB: WFSM.OB) the holding company for The Westborough Bank (the "Bank"), reported earnings per share (dilutive) for three-months ended December 31, 2005 of $0.06 on net income of $90 thousand, as compared to $0.22 per share (dilutive) on net income of $339 thousand for three-months ended December 31, 2004. For three-months ended December 31, 2005, net income declined by $249 thousand, or 73.5%, as compared to three-months ended December 31, 2004, which is attributed to a decrease in the Company's net interest margin, resulting from the effects of a relatively flat yield curve. The Company's return on average assets was 0.12% for three-months ended December 31, 2005 as compared to 0.51% for three-months ended December 31, 2004 and the Company's return on average stockholders' equity was 1.26% for three-months ended December 31, 2005 as compared to 4.70% for three-months ended December 31, 2004.

      For three-months ended December 31, 2005, net interest income declined by $204 thousand, or 9.4%, to $2.0 million as compared to $2.2 million for three-months ended December 31, 2004. During 2005, the Bank experienced the effects of a relatively flat yield curve, where the difference between short-term interest rates and longer-term interest rates was relatively small. As the Federal Reserve Open Market Committee increased short-term rates, the interest rates paid to interest-bearing deposit customers increased. As a result of these changes, the net interest rate spread, which represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities, declined by 0.76%, to 2.51% for three-months ended December 31, 2005 as compared to 3.27% for three-months ended December 31, 2004. Primarily due to an increase in the rate of interest earned on short-term investments and loans, the yield on average interest-earning assets increased by 0.20%, to 5.02% for three-months ended December 31, 2005 from 4.82% for three-months ended December 31, 2004. However, the cost of average interest-bearing liabilities increased by 0.98%, to 2.52% for three-months ended December 31, 2005 from 1.54% for three-months ended December 31, 2004 and primarily reflects higher interest rates paid on savings accounts, certificates of deposits, money market deposit accounts and Federal Home Loan Bank advances. Continued flattening of the yield curve challenged the Bank by limiting investment opportunities and returns. Compression of the net interest rate spread can be expected to result in lower net interest income, and possibly losses, until such time as the yield curve returns to a more normal, upward slope.

      The Bank had no provision for loan losses for three-months ended December 31, 2005 as compared to a $125 thousand (credit) provision for loan losses for three-months ended December 31, 2004. This primarily reflects paydowns and the high credit quality of specific commercial loans for which a portion of the allowance for loan losses had been allocated.

      Other income increased by 14.8%, or $33 thousand to $256 thousand, for three-months ended December 31, 2005 from $223 thousand for three-months ended December 31, 2004, primarily as a result of an increase in customer service fees. Customer service fees increased by $41 thousand, or 26.6%, to $195 thousand for three-months ended December 31, 2005 from $154 thousand for three-months ended December 31, 2004 due primarily to an increase in prepayment fees on commercial loans plus an increase in fees associated with the sale of non-deposit investment products. Miscellaneous income decreased by 9.0%, or $6 thousand to $61 thousand, for three-months ended December 31, 2005 from $67 thousand for three-months ended December 31, 2004, primarily due to an increase in amortization of mortgage servicing income recognized upon sale of mortgages in the secondary market.

      Operating expenses increased by $84 thousand, or 4.1%, to $2.1 million for three-months ended December 31, 2005. The primary reasons for the increase in operating expenses were due to general increases in employee salaries and commissions, coupled with increases in professional fees, retirement benefits and data processing fees. Professional fees increased by $50 thousand, or 75.8%, to $116 thousand for three months ended December 31, 2005 primarily due to legal and other expenses related to a civil action filed against the Bank and also due to various strategic planning projects and initiatives. Primarily as a result of a higher volume of services provided, data processing expenses increased by $11 thousand, or 6.1%, to $190 thousand for three-months ended December 31, 2005. Occupancy and equipment expenses declined by $22 thousand, or 7.5%, primarily due to the completion of a records archival initiative in December 2004. Marketing and advertising expenses declined by $16 thousand, or 27.6%, to $42 thousand, for three-months ended December 31, 2005 as compared to $58 thousand for three-months ended December 31, 2004 as a result of a decline in cable TV advertising. Other general and administrative expenses


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declined by 18.1%, or $72 thousand for three-months ended December 31, 2005, resulting from a timing change on payment of retainer fees to the directors of the Company.

The Company's total assets increased by $9.1 million, or 3.1%, to $300.6 million at December 31, 2005 from $291.5 million at September 30, 2005. Deposits increased by $4.7 million, or 2.3%, to $215.0 million from $210.3 million, primarily in personal checking accounts and one-year or longer term certificates of deposit. Long-term Federal Home Loan Bank advances increased by $3.5 million, or 7.6%, to $49.5 million at December 31, 2005 from $46.0 million at September 30, 2005. The increase in deposits and borrowings was used primarily to fund loan growth. Loans, net of allowance for loan losses, increased by $8.6, or 4.3%, to $209.0 million at December 31, 2005 as compared to $200.5 million at September 30, 2005 primarily as a result of net new loan growth in adjustable-rate residential and commercial loans and increases in home equity lines-of-credit. Cash and cash equivalent balances declined by $3.1 million, or 34.4%, to $5.9 million at December 31, 2005 from $9.0 million at September 30, 2005 and such funds were invested in the securities portfolio and used to fund increased loan volume.

      Total stockholders' equity decreased by $77 thousand, to $28.5 million at December 31, 2005. Stockholders' equity increased by net income of $90 thousand, however, it was offset by a $111 thousand decline in the after-tax market value of securities available for sale and the payment of $96 thousand in dividends to stockholders. The Company's securities available for sale consist primarily of interest-rate sensitive securities, whose market values change inversely with changes in market interest rates. Interest rates applicable to the securities portfolio at December 31, 2005 were generally higher than the interest rates that were applicable at September 30, 2005 and, accordingly, the after-tax market value of securities available for sale declined. For each three-months ended December 31, 2005 and December 31, 2004, the Company paid a dividend of $0.06 per share. The dividend payout ratio, which represents dividends declared per share divided by dilutive earnings per share, was 105.04% and 27.78% for three-months ended December 31, 2005 and 2004, respectively.

      Joseph F. MacDonough, President and CEO of the Company, commenting on the Company's performance stated that: "the unfavorable slope of the yield curve, coupled with an anticipated slowing of loan volume, will continue to negatively impact the Bank's net interest margin and net income over the next few quarters."

      The Bank was founded in 1869 as a Massachusetts chartered mutual savings bank and was reorganized into a two-tiered mutual holding company structure on February 15, 2000. The Bank is a community and customer-oriented, full-service financial institution offering traditional deposit products, residential and commercial real estate mortgage loans, electronic and Internet-based services as well as consumer and commercial loans. The Bank currently operates four full-service banking offices located in the towns of Westborough, Northborough and Shrewsbury, Massachusetts. The Bank also operates a non-public, self-contained office at the Willows, a retirement community located in Westborough. Together, these offices serve the Bank's primary market area consisting of Westborough, Northborough, Shrewsbury, Grafton, Southborough and Hopkinton, Massachusetts.

      Statements contained in this news release, which are not historical facts, are forward-looking statements that are defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission. The Company and the Bank do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

For further information contact:
John L. Casagrande
Senior Vice President and Treasurer
Westborough Financial Services, Inc.
100 East Main Street
Westborough, MA 01581
508-366-4111


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Westborough Financial Services, Inc. and Subsidiary
Selected Consolidated Financial and Other Data

                                                               at
                                                  -----------------------------
                                                  December 31,    September 30,
                                                     2005             2005
                                                  -----------------------------
Consolidated Balance Sheet Data ($ in thousands)         (unaudited)

Total assets                                        $300,592        $291,490
Loans, net                                           209,041         200,477
Investment securities                                 69,354          66,906
Total deposits                                       215,024         210,281
Federal Home Loan Bank advances                       53,500          50,000
Stockholders' equity                                  28,526          28,603
Allowance for loan losses                                785             785
Non-accrual loans                                        160             175
Non-performing assets                                    160             175

Condensed Consolidated Statement of Income
                                                        Three months ended
                                                     ------------------------
($ in thousands, except per share data)              12/31/05        12/31/04
                                                     ------------------------
                                                            (unaudited)

Total interest and dividend income                    $3,489          $2,987
Total interest expense                                 1,520             814
      Net interest income                              1,969           2,173
(Credit) provision for loan losses                         0            (125)
      Net interest income, after (credit)
       provision for loan losses                       1,969           2,298
Customer service fees                                    195             154
Gain on sales and calls of securities available
 for sale, net                                             0               2
Miscellaneous                                             61              67
      Total other income                                 256             223
Total operating expenses                               2,109           2,025
Income before provision for income taxes                 116             496
Provision for income taxes                                26             157
Net income                                            $   90          $  339

Basic number of weighted average shares
 outstanding                                       1,560,379       1,549,148
Dilutive number of weighted average shares
 outstanding                                       1,575,665       1,569,337
Basic earnings per share                               $0.06           $0.22
Dilutive earnings per share                            $0.06           $0.22
Dividends declared per share                           $0.06           $0.06


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                                                        Three months ended
                                                     ------------------------
Performance Ratios:                                  12/31/05        12/31/04
                                                     ------------------------
                                                            (unaudited)

Return on average assets                                0.12%           0.51%
Return on average stockholders' equity                  1.26%           4.70%
Dividend payout ratio (1)                             105.04%          27.78%
Average stockholders' equity to average assets          9.65%          10.82%
Net interest rate spread (2)                            2.51%           3.27%
Net interest margin (3)                                 2.84%           3.50%
Operating expenses as a percent of average assets       2.84%           3.03%
Average interest-earning assets to average
 interest-bearing liabilities                         115.05%         117.57%
Efficiency ratio (4)                                   94.79%          84.59%

(1) Dividend payout ratio represents dividends declared per share divided by dilutive earnings per share.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) Efficiency ratio represents total operating expenses divided by the sum of net interest income, customer service fees and miscellaneous income.

                                                               at
                                                  -----------------------------
Asset Quality Ratios:                             December 31,    September 30,
                                                     2005             2005
                                                  -----------------------------
                                                           (unaudited)

Non-performing loans as a percent of loans              0.08%           0.09%
Non-performing assets as a percent of total assets      0.05%           0.06%
Allowance for loan losses as a percent of total
 loans                                                  0.37%           0.39%

Capital Ratio and other data:
Equity to assets at end of period                       9.49%           9.81%
Number of shares outstanding at end of period      1,594,774       1,594,774

Number of:
Full-service offices (1)                                   4               4
Full-time equivalent employees                            68              71

(1) The number of full service offices does not include our branch at the Willows.


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